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                                                                    EXHIBIT 99.1



                                  NEWS RELEASE


FOR IMMEDIATE RELEASE

                                 Contacts:

AVANIR Pharmaceuticals:                    SmithKline Beecham
J. David Hansen                            Media:  Nancy Lovre
858/ 410-2656                              412/ 928-1105
Investor Relations: Patrice Saxon          Investor Relations:  Richard Williams
858/ 410-2660                              215/ 751-7002


SMITHKLINE BEECHAM TO MARKET AVANIR'S OTC DOCOSANOL CREAM


                UPFRONT LICENSING FEES AND MILESTONE PAYMENTS SET

        San Diego, April 3, 2000 - AVANIR Pharmaceuticals (OTC BB: AVNR) announced today that it has signed an agreement with SmithKline Beecham (NYSE:
SBH) to give SmithKline the rights to market AVANIR's docosanol 10% cream as a treatment for cold sores. The exclusive agreement covers the United States and Canada.

        Under terms of the agreement, SmithKline Beecham Consumer Healthcare will be responsible for all sales and marketing activities, as well as manufacturing and distribution of the product. The terms of the agreement provide for AVANIR to receive an upfront licensing payment as well as milestone payments up to $25 million tied to product launch and sales performance criteria at intervals up to one year from product launch. AVANIR will also receive royalties on product sales. Additionally, SmithKline Beecham has the option to negotiate for rights to market in other countries not currently covered outside the U.S. and Canada.

        The product will be sold in the over-the-counter market. Docosanol 10% is a topical cream discovered and developed by AVANIR Pharmaceuticals. While currently under review by the U.S. Food and Drug Administration, if approved, docosanol will be the first OTC product in the cold sore treatment category with FDA approval.

        "SmithKline Beecham has the expertise and requisite knowledge of the OTC market to maximize AVANIR 's return on our research investment in docosanol," said Gerald J. Yakatan, Ph.D., AVANIR 's chief executive officer and president. "We look forward to the launch of our lead product and bringing future products to the marketplace to implement our strategy of becoming a specialty pharmaceutical company."

        "SmithKline Beecham is pleased to be working with AVANIR," said George Quesnelle, Vice President of Medical Marketing, SmithKline Beecham Consumer Healthcare. "We look to



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licensing as a source of growth for our company, and we will put our full effort behind this partnership. Docosanol will be the first OTC cold sore treatment that provides true therapeutic benefit for the more than 40 million people who suffer from recurrent cold sores."

        AVANIR Pharmaceuticals, based in San Diego, California, is a specialty pharmaceutical company that identifies, acquires and commercializes therapeutic compounds through discovery and in-licensing. Visit www.avanir.com for more information.

        SmithKline Beecham (NYSE: SBH) - one of the world's leading health-care companies - discovers, develops, manufactures and markets pharmaceuticals, vaccines, over-the-counter medicines and health-related consumer products. For company information, visit SmithKline Beecham on the World Wide Web at www.sb.com.




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The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Regulatory agency approval and market acceptance for docosanol and other drug products is unpredictable and substantially outside of the influence and/or control of the Company.